Exhibit 99.1

ATARA BIOTHERAPEUTICS Announces Third Quarter 2014 Operating Results

Brisbane, California, November 12, 2014 – Atara Biotherapeutics, Inc. (Nasdaq: ATRA), a biopharmaceutical development company with a focus on innovative therapies for patients with debilitating diseases, today reported financial results for the third quarter and nine months ended September 30, 2014.

“Atara has made significant accomplishments this year,” said Isaac Ciechanover, CEO of Atara. “This past quarter we continued to advance our lead program, PINTA 745, and initiated the trial of our second clinical program, STM 434. Additionally, we entered into an exclusive option agreement with Memorial Sloan Kettering Cancer Center for the development and commercialization of allogeneic T cell therapies for the treatment of certain cancers and persistent viral infections.”

Third Quarter 2014 Financial Results

•	Atara reported a net loss of $5.9 million, or $4.20 per share, for the third quarter of 2014, compared to a net loss of $2.5 million, or $2.59 per share, for the third quarter of 2013.

•

Research and development expenses, including costs paid to Amgen, increased to $4.2 million for the third quarter of 2014, compared to $1.7 million for the third quarter of 2013, driven primarily by the option and related costs paid to Memorial Sloan Kettering Cancer Center in September 2014 and higher costs related to expanded clinical development activities and increased headcount.

•

General and administrative expenses increased to $1.7 million for the third quarter of 2014, compared to $0.9 million for the third quarter of 2013, primarily related to increased headcount and higher professional service fees.

•	Operating expenses as described above include non-cash stock-based compensation expense of $0.5 million for the third quarter of 2014, compared to $0.3 million for the third quarter of 2013.

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As of September 30, 2014, Atara had approximately $51.7 million in cash and cash equivalents and short-term available-for-sale investments. This amount excludes $55.8 million of net proceeds from the sale of 5.8 million shares of common stock from Atara’s initial public offering in October 2014.

About Atara

Atara Biotherapeutics, Inc. is a biopharmaceutical development company focusing on innovative therapies for patients with debilitating diseases. The company’s lead programs are focused on myostatin and activin, members of the TGF-beta family of proteins that have demonstrated the potential to have therapeutic benefit in a number of clinical indications.

COMPANY CONTACT: Tina Gullotta, tgullotta@atarabio.com. 415-287-2427

ATARA BIOTHERAPEUTICS, INC.

Condensed Combined and Consolidated Balance Sheets

(Unaudited)

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2014	2013
Assets
Current assets
Cash and cash equivalents	$25,703	$51,615
Short-term available-for-sale investments	25,996	—
Prepaid expenses and other current assets	323	193
Total current assets	52,022	51,808
Property and equipment, net	14	8
Other assets	2,084	12
Total assets	$54,120	$51,828
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$569	$606
Accrued compensation	500	331
Income tax payable	63	155
Other accrued liabilities	1,280	432
Total current liabilities	2,412	1,524
Other long-term liabilities	165	230
Total liabilities	2,577	1,754
Commitments and contingencies (Note 5)
Series A convertible preferred stock—$0.0001 par value, liquidation preference of $20,088	19,909	19,909
Series A-1 convertible preferred stock—$0.0001 par value, liquidation preference of $3,000	2,768	2,768
Series B convertible preferred stock—$0.0001 par value, liquidation preference of $52,000	51,895	38,414
Stockholders’ deficit
Common stock—$0.0001 par value, 12,003,891 and 1,509,712 shares issued and outstanding as of December 31, 2013 and September 30, 2014, respectively	—	1
Additional paid-in capital	7,344	2,200
Notes receivable from stockholder	-	(335)
Accumulated other comprehensive loss	(11)	—
Accumulated deficit	(30,362)	(12,883)
Total stockholders’ deficit	(23,029)	(11,017)
Total liabilities, convertible preferred stock and stockholders’ deficit	$54,120	$51,828

ATARA BIOTHERAPEUTICS, INC.

Condensed Combined and Consolidated Statements of Operations and Consolidated Loss

(Unaudited)

(In thousands, except share and per share amounts)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
Expenses:
Research and development	$4,241	$1,134	$9,332	$2,057
Research and development costs paid to Amgen	—	550	1,066	550
General and administrative	1,708	868	7,162	2,591
Total operating expenses	5,949	2,552	17,560	5,198
Loss from operations	(5,949)	(2,552)	(17,560)	(5,198)
Interest income	30	3	59	8
Loss before provision for income taxes	(5,919)	(2,549)	(17,501)	(5,190)
Provision (benefit) for income taxes	-	(13)	(22)	27
Net loss	$(5,919)	$(2,536)	$(17,479)	$(5,217)
Other comprehensive loss, net of tax:
Unrealized losses on investments	(11)	—	(11)	—
Other comprehensive loss	(11)	—	(11)	—
Comprehensive loss	$(5,930)	$(2,536)	$(17,490)	$(5,217)
Net loss per common share:
Basic and diluted net loss per common share	$(4.20)	$(2.59)	$(13.07)	$(5.73)
Weighted-average common shares outstanding - basic and diluted	1,410,507	977,778	1,337,501	910,839